UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	November 14, 2005

OSHKOSH TRUCK CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

P.O. Box 2566, Oshkosh, Wisconsin 54903
(Address of principal executive offices, including zip code)

(920) 235-9151
(Registrant’s telephone number, including area code)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Agreement.

On September 19, 2005, the Human Resources Committee (the “HRC”) of the Board of Directors (the “Board”) of Oshkosh Truck Corporation (the “Company”) approved a revised form of stock option agreement for awards granted on and after September 19, 2005 to non-employee directors under the Company’s 2004 Incentive Stock and Awards Plan (the “Plan”). The revised form is the same as the form of stock option award agreement for non-employee directors that the HRC previously approved and that the Company included as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2004, except that an optionee will be entitled to exercise an option for (i) three years after “Retirement” (as defined in the Plan) and (ii) one year after he or she ceases to be a member of the Board for any other reason. On November 14, 2005, the HRC approved an award of stock options to a director of the Company, Robert A. Cornog, under the Plan for which such revised form of stock option agreement will serve as the award agreement. On November 15, 2005, the Board approved cash compensation for the Company’s non-employee directors, effective January 1, 2006, that provides for the payment of an annual cash retainer in the amount of (i) $35,000 to each non-employee director, (ii) an additional $10,000 to the chair of the Audit Committee of the Board and (iii) an additional $5,000 to each non-employee chair of other committees of the Board. Each non-employee director will also receive $1,500 for every meeting of the Board or committee that he or she attends either in person or via telephone.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)     On November 14, 2005, Stephen P. Mosling informed the Governance Committee of the Board of Directors of the Company of his intention to retire as a director of the Company effective at the expiration of his current term at the Company’s 2006 Annual Meeting of Shareholders (the “Annual Meeting”). Therefore, he will not stand for re-election at the Annual Meeting.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH TRUCK CORPORATION
Date: November 18, 2005	By: /s/ Bryan J. Blankfield
Bryan J. Blankfield
Executive Vice President, General Counsel and Secretary